Exhibit 5.01

November 26, 2003

Board of Directors
Guilford Pharmaceuticals Inc.
6611 Tributary Street
Baltimore, Maryland 21224

Ladies and Gentlemen:

                    We are acting as counsel to Guilford Pharmaceuticals Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the proposed public offering of up to 300,000 shares of the Company’s common stock, par value $.01 per share (the “Share”), by the Selling Stockholders named in the prospectus which forms a part of the Registration Statement, 225,000 of which are to be issued upon exercise of a Common Stock Warrant of the Company (Warrant No. 2003-1), and 75,000 of which are to be issued upon exercise of a separate Common Stock Warrant of the Company (Warrant No. 2003-2) (Warrant Nos. 2003-1 and 2003-2, collectively, the “Warrants”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. §229.601(b)(5), in connection with the Registration Statement.

                    For purposes of this opinion letter, we have examined copies of the following documents:

1.	An executed copy of the Registration Statement.

2.	The Certificate of Incorporation of the Company, as certified by the Secretary of the State of Delaware on November 25, 2003 and by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

3.	The Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect.

Guilford Pharmaceuticals Inc.
November 26, 2003

4.	Executed copies of the Warrants.

5.	Resolutions of the Board of Directors of the Company adopted at a meeting held on October 21, 2003 as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to the issuance of the Warrants, the issuance and sale of the Shares and arrangements in connection therewith.

                    In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

                    This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

                    Based upon, subject to and limited by the foregoing, we are of the opinion that following exercise of the warrants pursuant to their terms and issuance of the Shares thereunder, the Shares so issued will be validly issued, fully paid, and nonassessable.

                    This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

                    We hereby consent to the filing of this opinion letter as Exhibit 5.01 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

HOGAN & HARTSON L.L.P.